EXHIBIT 99.11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statements of Additional Information constituting part of this Post Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated October 17, 1995, relating to the financial statements and financial highlights appearing in the August 31, 1995 Annual Reports to Shareholders of John Hancock Tax-Exempt Series (Massachusetts Portfolio and New York Portfolio), which appear in such Statements of Additional Information and to the incorporation by reference of our reports into the Prospectuses which constitute part of this Registration Statement. We also consent to the reference to us under the heading "Independent Auditors" in the Statements of Additional Information and "The Fund's Financial Highlights" in the Prospectuses.

/s/PRICE WATERHOUSE LLP
Boston, Massachusetts
December 19, 1995